Exhibit 10.26

******FOR IMMEDIATE RELEASE *****
Contact: Mark McEvoy 508-823-1117
mark@osm-inc.com

USDA BioPreferredSM Program Spotlights Organic Sales and Marketing, Inc. (OSM, Inc.)
Alcohol-free Hand Sanitizer

OSM Hand Sanitizer is USDA BioPreferred Designated Item of the Month

Raynham, MA, December 10, 2009 - Organic Sales and Marketing, Inc. (OSM, Inc.) (OTCBB:OGSM) announced today that the United States Department of Agriculture’s (USDA) BioPreferred Program has selected OSM Alcohol-Free Hand Sanitizer as the BioPreferred Designated Item of the Month (www.biopreferred.gov). OSM Hand Sanitizers are alcohol and fragrance free, non-flammable and non-toxic, and offer effective protection anywhere germs or irritants are found. BioPreferred is a Federal program that increases the purchase and use of biobased products made from biological or renewable agricultural materials.

Ron Buckhalt, Manager of the USDA BioPreferred Program, stated, “We are pleased the OSM hand sanitizer has been designated product of the month—so pleased that we are purchasing supplies of the product to distribute as giveaways when we speak at outreach events and exhibit at trade shows.”

Sam Jeffries, President and CEO of OSM, added, “We are excited to be associated with the USDA BioPreferred program, and are seeing increasing sales from other businesses, federal, state and municipal organizations that have requested OSM brand items. The quality of our eco-friendly cleaners, fertilizers, and insecticidal products continually meet or exceed the expected results of most conventional types in their related classes. In addition, OSM products are biologically preferable and safe for our environment.”

OSM, Inc. has contracted to supply Thermo Fisher Scientific Inc. and W.W. Grainger, Inc. throughout the United States and Canada with its OSM brand www.osm-inc.com line of Eco-Friendly products. Many of these items are available to Federal, State, and local government purchasers through GSA and other related contracts.

OSM, Inc. is a sales and marketing company of branded organic and natural products which markets to many different industries throughout the world. OSM, Inc. has relationships with major distributors throughout New England and the Midwest that distribute food and non-food organic and natural products to over 30,000 retail outlets nationwide. OSM, Inc. also owns the rights to the extremely popular Garden Guys talk radio show, www.garden-guys.com, heard on 96.9 WTKK-FM in Boston, MA from 6:00 to 9:00 AM every Sunday. The show discusses gardening and earth-friendly techniques for in and around the home. Sam Jeffries, President and CEO of OSM, Inc., acts as a host of the show. OSM, Inc. continues to source organic and natural products to complement their existing customer product offerings and will continue to use radio and other media for marketing and creating brand awareness.

Safe Harbor Statement: Statements about OSM, Inc.’s future expectations and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. OSM, Inc. intends that such forward-looking statements be subject to the safe harbors created thereby. The above information contains information relating to OSM, Inc. that is based on the beliefs of its management, as well as assumptions made by and information currently available to management.